Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-254987 and 333-264600) on Form S-3 and registration statements (Nos. 333-257859, 333-260576, 333-266140, and 333-266141) on Form S-8 of Ouster, Inc. of our report dated March 1, 2022, with respect to the consolidated financial statements of Velodyne Lidar, Inc., and the effectiveness of internal control over financial reporting which report appears in the Form 8-K of Ouster, Inc. dated February 10, 2023.

/s/ KPMG LLP

Santa Clara, California

February 10, 2023